Exhibit 5.1

March 19, 2014

Pro-Dex, Inc.
2361 McGaw Avenue
Irvine, California 92614

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Pro-Dex, Inc., a Colorado corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, File No. 333-192906, as amended from time to time (the “Registration Statement”), filed with respect to the anticipated issuance by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, no par value per share (the “Common Stock”), of the Company at a price of $1.90 per full share (the “Subscription Price”). As described in the Registration Statement, up to 1,473,684 shares of Common Stock may be issued and sold by the Company upon exercise of the Rights (the “Rights Shares”). We also note that, as described in the Registration Statement, the Company has entered into a Standby Purchase Agreement, as amended by Amendment No. 1 to Standby Purchase Agreement, with AO Partners, LLC (together with its permitted designees under the Standby Purchase Agreement, “AO Partners”) and Farnam Street Capital, Inc. (together with its permitted designees under the Standby Purchase Agreement, “Farnam Street Capital” and, together with AO Partners, the “Standby Purchasers”), pursuant to which the Standby Purchasers have agreed to purchase, at the Subscription Price, in a private transaction separate from the offering of Rights described in the Registration Statement, any and all Rights Shares not subscribed for by the Company’s stockholders in connection with such offering (subject to reduction based on certain tax attribute considerations as determined by the Company).

In connection with rendering this opinion letter, we have reviewed the Registration Statement, the Standby Purchase Agreement, a specimen certificate representing the Common Stock, a specimen certificate representing the Rights (the “Rights Certificate”), the Articles of Incorporation of the Company, as amended to date, the Bylaws of the Company, as amended to date, and resolutions of the Board of Directors of the Company.

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such other documents, corporate records, instruments and other relevant

Pro-Dex, Inc.
March 19, 2014

materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have also assumed that the Common Stock will, when issued, be evidenced by appropriate certificates that have been properly executed and delivered. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

On the basis of and subject to the foregoing, we are of the opinion that:

1.     The issuance of the Rights has been duly authorized and, when the Rights are issued to holders of Common Stock as contemplated in the Registration Statement, such Rights will be validly issued and, when exercised by the holders thereof in accordance with their terms, will be fully enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.     The issuance and sale of the Rights Shares upon exercise of the Rights or in accordance with the terms and conditions of the Standby Purchase Agreement, as applicable, have been duly authorized and, when issued upon the exercise of the Rights in accordance with their terms as described in the Registration Statement (or pursuant to the terms and conditions of the Standby Purchase Agreement), including payment of the Subscription Price, the Rights Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the laws of the State of California, the Colorado Business Corporation Act and the Federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.

Respectfully submitted,

/s/ Rutan & Tucker, LLP